Exhibit 4.1

COMMERCIAL METALS COMPANY

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 2, 2021

TO

INDENTURE

DATED AS OF MAY 6, 2013

3.875% SENIOR NOTES DUE 2031

i

FOURTH SUPPLEMENTAL INDENTURE, dated as of February 2, 2021 (this “Supplemental Indenture”), between Commercial Metals Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 6565 N. MacArthur Blvd., Irving, Texas 75039 (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, as trustee (the “Trustee”) under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company executed and delivered the Indenture, dated as of May 6, 2013, to the Trustee (the “Existing Indenture,” and as heretofore supplemented, the “Indenture”), to provide for the issuance of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), in one or more series;

WHEREAS, pursuant to Section 901 of the Existing Indenture, the Company desires to provide for the issuance of a new series of its Securities to be known as its 3.875% Senior Notes due 2031 (the “Initial Notes” and together with any Additional Notes (as defined herein) issued in accordance with Section 205 hereunder from time to time, the “Notes”), and to establish the forms thereof, as in Section 201 of the Existing Indenture provided, and to set forth the terms thereof, as in Section 301 of the Existing Indenture provided;

WHEREAS, the Board of Directors of the Company, pursuant to resolutions duly adopted by the Board of Directors on January 13, 2021, and a written consent duly adopted by the pricing committee of the Board of Directors on January 19, 2021, has duly authorized the issuance of up to $300,000,000 aggregate principal amount of the Notes, and has authorized the appropriate officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done; and

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

DEFINITION OF TERMS

Section 101. Definitions.

Unless the context otherwise requires:

(a) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b) each term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) the following terms, as used herein, have the following meanings:

“Additional Notes” means, subject to Section 205 of this Supplemental Indenture, 3.875% Senior Notes due 2031 issued from time to time after the date of this Supplemental Indenture under the terms of the Existing Indenture and this Supplemental Indenture (other than pursuant to Sections 304, 305, 306, 906 or 1107 of the Existing Indenture).

“Applicable Premium” means with respect to any Notes on any Redemption Date, as determined by the Company, the excess, if any, of (1) the present value as of such Redemption Date of (i) the Call Period Redemption Price of such Notes on February 15, 2026 plus (ii) all required interest payments due on such Notes through February 15, 2026 (excluding accrued but unpaid interest thereon, if any, to, but not including the applicable Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date, plus fifty (50) basis points, over (2) the then outstanding principal of such Notes.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries (whether payable in cash, assets or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheets of the Company or its Subsidiaries.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation, as of any date (hereinafter referred to as the measurement date), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Call Period Redemption Price” has the meaning specified in Section 301(d) of this Supplemental Indenture.

“Capital Stock” means, with respect to any Person, all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding any Indebtedness convertible into equity interests.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Subsidiaries of the Company, taken as a whole, to one or more Persons (other than the Company or one of the Subsidiaries of the Company); or (3) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Payment” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means, as of any date of determination, the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date the Initial Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Debt” means, without duplication, with respect to any Person, the following:

(a)	every obligation of such Person for money borrowed;

(b)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(d)

every obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (d), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a Change of Control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a Change of Control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Stated Maturity of the Notes or any date on which the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because such Capital Stock may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public offering or private placement of Capital Stock for cash (other than Disqualified Stock) after the date any Notes offered under this Supplemental Indenture are issued.

“Equity Redemption Price” has the meaning specified in Section 301(b) of this Supplemental Indenture.

“Existing Indenture” has the meaning specified in the first recital of this Supplemental Indenture.

“Fitch” means Fitch Ratings Ltd. and any successor thereto.

“Funded Debt” means the following:

(a)

all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(b)	Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(c)

guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(d)	amendments, renewals extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

“Initial Notes” has the meaning specified in the second recital of this Supplemental Indenture.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“No Call Redemption Price” has the meaning specified in Section 301(a) of this Supplemental Indenture.

“Notes” has the meaning stated in the second recital of this Supplemental Indenture.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (i) any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of the agencies listed in subclause (1) cease to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for any one or more of Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies on any day within the sixty (60) day period (which 60 day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“S&P” means S&P Global Ratings, a subsidiary of the S&P Global, Inc., and any successor thereto.

“Securities” has the meaning specified in the first recital of this Supplemental Indenture.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

“Treasury Rate” means as of any Redemption Date of any Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the date that notice of redemption is given (or, if such Federal Reserve Statistical Release H.15 (519) is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2026; provided, however, that if the period from the date that notice of Redemption Date is given to February 15, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12) of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 15, 2026 is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation.

There is hereby authorized and established a series of Securities under the Indenture. Such series of Securities is hereby designated as the “3.875% Senior Notes due 2031.” The aggregate principal amount of the Notes to be issued on the date hereof shall be $300,000,000.

Section 202. Form.

Provisions relating to the Notes are set forth in Appendix A hereto. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit 1 to Appendix A. The Notes may have notations, legends or endorsements required by law, stock exchange rule and agreements to which the Company is subject, if any, or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix A are hereby incorporated in and expressly made part of this Supplemental Indenture.

Section 203. Denomination.

The Company shall issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 204. Redemption.

The Notes are subject to redemption as described in Article Three hereof.

Section 205. Additional Notes.

(a) The Company shall be entitled, subject to its compliance with this Section 205, to issue Additional Notes on the same terms and conditions as the Initial Notes issued under this Supplemental Indenture, except for issue date, issue price, pre-issuance accrued interest and, in some cases, first Interest Payment Date (as defined in Exhibit 1 to Appendix A). The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, but may be treated as separate classes, with, among other things, separate issue prices, for United States federal tax purposes.

(b) With respect to any issuance of Additional Notes, the Company shall deliver to the Trustee a Board Resolution or an Officers’ Certificate, and, if the Company elects, a supplemental indenture, which shall together provide the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2) the issue date, issue price, pre-issuance accrued interest and first Interest Payment Date, and the CUSIP number of such Additional Notes.

Section 206. Appointment of Agents.

The Trustee shall initially be the Security Registrar and Paying Agent and shall act as such at its offices in Dallas, Texas. The Company may at any time designate additional Paying Agents or rescind the designations or approve a change in the offices where one or more such Paying Agents act.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301. Optional Redemption by Company.

(a) At any time and from time to time, prior to February 15, 2026, the Notes may be redeemed in whole or in part at the sole election of the Company, at a Redemption Price equal to 100.000% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

(b) At any time and from time to time, prior to February 15, 2024, up to 40% in aggregate principal amount of the Notes may be redeemed, at the sole election of the Company, at a Redemption Price equal to 103.875% of the principal amount thereof (the “Equity Redemption Price”), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of

Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), with the net cash proceeds of one or more Equity Offerings; provided that (1) immediately after the occurrence of such redemption, to at least 60% of the aggregate principal amount of Notes originally issued under this Supplemental Indenture (excluding Notes held by the Company or its Subsidiaries) remain outstanding, and (2) such redemption occurs within ninety (90) days of the date of the closing of such Equity Offering.

(c) Except pursuant to clauses (a) or (b) of this Section 301, the Notes will not be redeemable at the Company’s option prior to February 15, 2026.

(d) At any time and from time to time, on or after February 15, 2026, the Notes may be redeemed, subject to the satisfaction of any conditions as described in the redemption notice, in whole or in part, at the sole election of the Company, at the applicable Redemption Price set forth below (each such applicable Redemption Price being the “Call Period Redemption Price”). The Notes will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the Notes), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the twelve (12) month period beginning on February 15th of the years set forth below:

Date	Percentage
2026	101.938%
2027	101.292%
2028	100.646%
2029 and thereafter	100.000%

(e) Any optional redemption hereunder shall be made by giving notice to the Trustee and each Holder as provided in the Existing Indenture, except that, notwithstanding anything to the contrary set forth in Article 11 of the Existing Indenture, such notice may be delivered at least 10 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be reasonably satisfactory to the Trustee) but not more than 60 days before such Redemption Date (except that redemption notices may be sent more than sixty (60) days prior to a Redemption Date if such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Fourth Supplemental Indenture ), and notwithstanding the provisions of Section 1104 of the Existing Indenture, any notice of redemption for the Notes given pursuant to such Section 1104 of the Existing Indenture need not set forth the Redemption Price but only the manner of calculation thereof. If the Company elects to redeem the Notes, in whole or in part, the Company shall deliver, no later than two (2) Business Days prior to the Redemption Date, an Officers’ Certificate to the Trustee setting forth the calculation of the Redemption Price applicable to such redemption. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon, the Redemption Price as so calculated on the third (3rd) Business Day preceding the Redemption Date according to the calculation set forth in such Officers’ Certificate.

Section 302. No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to the Stated Maturity thereof.

ARTICLE FOUR

CHANGE OF CONTROL OFFER

Section 401. Change of Control Offer.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes as described in Section 301 of this Supplemental Indenture, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101.000% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within thirty (30) days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to the Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(b) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE FIVE

AMENDMENT OF EXISTING INDENTURE

Section 501. Amendment of Article Nine of the Existing Indenture.

Section 902 of the Existing Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“Supplemental Indentures with Consent of Holders

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, or modifying in any manner the rights of the Holders of Securities of such series under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby,

(1) extend the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or

(2) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture, or

(3) modify any of the provisions of this Section, Section 513 or Section 1010, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 1010, or the deletion of this proviso, in accordance with the requirements of Sections 611(b) and 901(9).

A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provisions, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.”

Section 502. Amendment of Article Ten of the Existing Indenture.

Section 1007 of the Existing Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“Limitation on Liens

(a) The Company shall not, and shall not permit any Principal Subsidiary of the Company to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary of the Company (whether such Principal Property or shares were owned as of the Issue Date or thereafter acquired), to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the Securities (and no other indebtedness of the Company or any Principal Subsidiary of the Company except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the Securities or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the Securities, in which case senior in priority to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Issue Date or to the following:

(i) Liens securing only the Securities;

(ii) Liens in favor of only the Company;

(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary of the Company (but only to the extent such Liens cover such property);

(iv) Liens on property existing immediately prior to the time of acquisition or leasing thereof (and not in anticipation of the financing of such acquisition or leasing);

(v) any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of acquisition, development, construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than twelve months after such purchase or the completion of such development construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(vi) any Liens on property of a Person existing at the time such Person becomes a Principal Subsidiary; provided, that such Liens were not created or incurred in contemplation of such Person becoming a Principal Subsidiary and do not extend to any assets other than those of the Person that becomes a Principal Subsidiary;

(vii) Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i) to (vi) or any Lien existing at the Issue Date, in each case, as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(viii) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this Section 1007 and 1008 hereof, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (viii) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this Section 1007 without regard to this clause (viii);

(ix) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with generally acceptable accounting principles are being maintained therefor;

(x) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(xi) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(xii) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the Subsidiaries’ businesses, taken as a whole; and

(xiii) Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

(b) In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the Securities if, at the time of the creation of such Lien or upon the entry of such Sale and Leaseback Transaction, the aggregate amount of the Debt secured by such Lien or the applicable amount of the Sale and Leaseback Transaction, as applicable, together with the outstanding amount of all Debt secured by other Liens and all Sale and Leaseback Transactions incurred pursuant to this clause (b), does not exceed an amount equal to 15% of the Company’s Consolidated Net Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available and on a pro forma basis to give effect to any acquisition or disposition of assets made after such date on or prior to the date of determination).

(c) If the Company shall hereafter be required under this Section 1007 to make (or cause to be made) effective provision for securing the Securities, then (i) the Company will promptly deliver to the Trustee an Officers’ Certificate and Opinion of Counsel stating that this Section 1007 has been complied with and that any instruments executed by the Company or any Principal Subsidiary of the Company in the performance of this Section 1007 shall comply with the requirements hereof, and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Holders of the Securities as so secured.”

Section 1008 of the Existing Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(1) The Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of Section 1007 hereof without equally and ratably securing the Securities, or the lease is with the Company or another Principal Subsidiary; or

(2) The Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (a) the principal amount of any Securities delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (b) the principal amount of such Funded Debt as is voluntarily retired by the Company within twelve months before or after such Sale Transaction (it being understood that no amount so applied or committed and no Securities so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.”

ARTICLE SIX

MISCELLANEOUS

Section 601. Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 602. Trustee Makes No Representations.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

Section 603. Governing Law.

This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles of such state that would require the application of the laws of another jurisdiction.

Section 604. Severability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 605. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMMERCIAL METALS COMPANY

By:	/s/ Paul Lawrence
Name: Paul Lawrence
Title: Vice President and Chief Financial Officer

ATTEST

/s/ Jody K. Absher
Name: Jody K. Absher
Title: Vice President, General Counsel and Corporate Secretary

Signature Page to

Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

Attest

/s/ Kristel Richards Jech
Name: Kristel Richards Jech
Title: Vice President

Signature Page to

Supplemental Indenture

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below; capitalized terms used and not defined in this Appendix A shall have the meanings ascribed to such terms in the Indenture:

“Agent Member” means any member of, or participant in, the Depositary.

“Definitive Note” means a certificated Note.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Global Note” means a global Note bearing the global securities legend set forth in Exhibit 1 to this Appendix A.

“Notes” means (1) the 3.875% Senior Notes due 2031 issued under the Indenture and the Supplemental Indenture on about the date hereof, and (2) Additional Notes, if any, issued from time to time after the date of this Supplemental Indenture.

“Underwriters” means (1) with respect to the Notes issued as of the date of this Supplemental Indenture, each of Citigroup Global Markets Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, PNC Capital Markets LLC, Truist Securities, Inc., Fifth Third Securities, Inc., BMO Capital Markets Corp., Capital One Securities, Inc. and U.S. Bancorp Investments, Inc. and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Underwriting Agreement.

“Underwriting Agreement” means (1) with respect to the Notes issued as of the date of this Supplemental Indenture, the Underwriting Agreement, dated January 19, 2021, between the Company and Citigroup Global Markets Inc., as representative of the several Underwriters named therein, and (2) with respect to each issuance of Additional Notes, the underwriting agreement among the Company and the Persons purchasing such Additional Notes.

2. The Notes.

2.1 Form and Dating.

(a) General. The Notes are being offered and sold by the Company pursuant to the Underwriting Agreement. The Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

Appendix A

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to a Company Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

Agent Members shall have no rights under the Indenture and the Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee as the custodian of the Depositary, or under any Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary or its nominee, as the case may be, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Ownership of beneficial interests in any Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Agent Members) and the records of the Agent Members (with respect to interests of Persons other than Agent Members). None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility of liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(c) Definitive Notes. Except as provided in this Section 2.1, Section 2.3 or Section 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Securities.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) as of the date of the Supplemental Indenture, Notes for original issue in an aggregate principal amount of $300,000,000, and (2) from time to time, any Additional Notes for original issue in aggregate principal amounts specified in an Officers’ Certificate pursuant to Section 205 of the Supplemental Indenture, in each case upon a Company Order. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Security Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

Appendix A

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Security Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Security Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer of the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 hereof), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the custodian for such Global Note) with respect to such Global Note, by the Trustee or the custodian, to reflect such reduction.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Security Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith.

(iii) The Security Registrar shall not be required to register the transfer of or exchange of (a) any Definitive Note selected for redemption in whole or in part pursuant to Article Three of this Supplemental Indenture, except the unredeemed portion of any Definitive Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date.

Appendix A

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, or the Security Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, or the Security Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(e) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 above and (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Company within ninety (90) days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.

Appendix A

(b) Any Global Note that is to be transferred to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee located at its principal corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiples of $1,000 thereof and registered in such names as the Depositary shall direct.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a)(i), (ii) or (iii) above, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Appendix A

EXHIBIT 1

to

APPENDIX A

[FORM OF FACE OF NOTE]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

COMMERCIAL METALS COMPANY

3.875% SENIOR NOTES DUE 2031

CUSIP: 201723 AP8

ISIN: US201723AP84

No._______	$

COMMERCIAL METALS COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of _______________ DOLLARS ($_______________) on February 15, 2031, and to pay interest thereon from February 2, 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15th and August 15th in each year (each, an “Interest Payment Date”), commencing on August 15, 2021, at the rate of 3.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1st or August 1st (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Exhibit 1 to Appendix A

Payment of the principal of (and premium if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date set forth below.

Dated:	COMMERCIAL METALS COMPANY

By:
Name:
Title:

Exhibit 1 to Appendix A

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

Exhibit 1 to Appendix A

[Reverse Side of Note]

1. General.

This Security is one of a duly authorized issue of debt securities of the Company (hereinafter called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of May 6, 2013 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of February 2, 2021 (the “Fourth Supplemental Indenture” and together with the Base Indenture and any applicable subsequent amendments or supplements, collectively herein called the “Indenture”; all capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series is unlimited in amount. After giving effect to the issuance of Securities of such series on the date of the Supplemental Indenture, $300,000,000 aggregate principal amount of Securities of such series were issued and outstanding.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and any premium and any interest on, this Security at the place and rate, and in the coin or currency, herein prescribed.

2. Redemption.

(a) At any time and from time to time, prior to February 15, 2026, the Securities may be redeemed in whole or in part at the sole election of the Company, at a Redemption Price equal to 100.000% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

(b) At any time and from time to time, prior to February 15, 2024, up to 40% in aggregate principal amount of the Securities may be redeemed, at the sole election of the Company, at a Redemption Price equal to 103.875% of the principal amount thereof (the “Equity Redemption Price”), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), with the net cash proceeds of one or more Equity Offerings; provided that (1) immediately after the occurrence of such redemption, to at least 60% of the aggregate principal amount of Notes originally issued under the Fourth Supplemental Indenture (excluding Securities held by the Company or its Subsidiaries) remain outstanding, and (2) such redemption occurs within ninety (90) days of the date of the closing of such Equity Offering.

(c) Except pursuant to clauses (a) or (b) of this Section 2, the Securities will not be redeemable at the Company’s option prior to February 15, 2026.

Exhibit 1 to Appendix A

(d) At any time and from time to time, on or after February 15, 2026, the Securities may be redeemed in whole or in part, at the sole election of the Company, at the applicable Redemption Price set forth below (each such applicable Redemption Price being the “Call Period Redemption Price”). The Securities will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the Securities), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the twelve (12) month period beginning on February 15 of the years set forth below:

Date	Percentage
2026	101.938%
2027	101.292%
2028	100.646%
2029 and thereafter	100.000%

Notice of any redemption shall be mailed at least ten (10) days but not more than sixty (60) days prior to the Redemption Date to each Holder of the Securities to be redeemed at its registered address, except that redemption notices may be sent more than sixty (60) days prior to a Redemption Date if such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Fourth Supplemental Indenture. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon cancellation hereof.

3. Change of Control Offer.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Securities as described above, the Company will be required to make a Change of Control Offer to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities. In the Change of Control Offer, the Company will be required to offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest thereon, if any, on the Securities repurchased to the date of repurchase. Within thirty (30) days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the Change of Control Payment Date specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

4. Indenture.

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of the Indenture (the “TIA”). The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. The Securities issued under the Indenture are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness.

Exhibit 1 to Appendix A

5. Paying Agent and Security Registrar.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where the Securities may be surrendered for registration of transfer or exchange and an office or agency where the Securities may be presented for payment or for exchange. The Company has initially appointed the Trustee, U.S. Bank National Association, as its Paying Agent and Security Registrar. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents or other Security Registrars and to approve any change in the office through which any Paying Agent or Security Registrar acts.

6. Default.

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

7. Sinking Fund.

The Securities will not be subject to any sinking fund.

8. Denominations; Transfer; Exchange.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be assessed against the Holder for any such registration of transfer or exchange, but the Company may require from the Holder payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Exhibit 1 to Appendix A

10. Amendment; Supplement; Waiver.

The Company, together with the Trustee, may modify the Indenture or the Securities, without the consent of the Holders of any Outstanding Securities, for certain specified purposes, including, among other things, adding to the Company’s covenants or events of default, securing the Securities, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, as amended, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not adversely affect the interests of the Holders of Securities of any series in any material respect.

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Securities of this series, under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Securities of this series by accepting a Security of this series waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Securities of this series.

12. Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, as if it were not the Trustee.

13. Discharge and Defeasance.

The Company’s obligations pursuant to the Indenture with respect to Securities of this series will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Securities of this series or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Securities of this series to maturity or redemption.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

14. Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

Exhibit 1 to Appendix A

15. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

16. Proceedings.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereof on or after the respective due dates expressed herein.

17. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

Exhibit 1 to Appendix A

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security no. or tax I.D. no.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: __________ Your Signature: __________

Sign exactly as your name appears on the other side of this Security.

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Security custodian